Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, Oct. 31, 2022

MEDIA CONTACT:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Reports Higher Third-Quarter Earnings Driven by Strong Business Fundamentals and Natural Gas Demand

TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three and nine months ended Sept. 30, 2022.

Upside exposure builds on stable earnings growth of base business
•GAAP net income of $599 million, or $0.49 per diluted share
•Adjusted net income of $592 million, or $0.48 per diluted share (Adjusted EPS)
•Adjusted EBITDA of $1.637 billion – up $217 million or 15% vs. 3Q 2021
•Cash flow from operations (CFFO) of $1.490 billion – up $656 million or 79% vs. 3Q 2021
•Available funds from operations (AFFO) of $1.241 billion – up $161 million or 15% vs. 3Q 2021
•Dividend coverage ratio of 2.40x (AFFO basis)
•Strong operational performance with gathering volumes of approximately 17 Bcf/d and contracted transmission capacity of 24.4 Bcf/d – up 11% and 3%, respectively from 3Q 2021
•Expect 2022 Adjusted EBITDA near high end of previously raised guidance range of $6.1 billion to $6.4 billion

Advancing clean energy strategy through project execution, acquisitions and partnerships
•Expanded natural gas transmission and storage footprint with purchase of NorTex Midstream
•Entered agreement with PennEnergy Resources to market and deliver low-emission next gen gas
•Completed Gulfstream Phase VI expansion; executing slate of projects on Transco, Northeast G&P, Haynesville and Deepwater Gulf of Mexico
•Advancing clean hydrogen commercialization strategy in Wyoming with Daroga Power agreement

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

"Williams third quarter Adjusted EBITDA growth of 15% demonstrates our ability to capture upside on top of the steady growth of our base business. Williams is thriving as demand for our critical services continues to expand, and we are well positioned to excel despite the macro-economic concerns for the broader markets. Our natural gas focused strategy and long-term approach to business is built to capture upside and at the same time weather commodity price down cycles like we saw in 2020. As an organization, we are energized by the opportunity to serve this growing demand for clean, secure and affordable energy.
"With the winter heating season now upon us, the need for secure natural gas supplies on a global scale has never been more pronounced, especially as the crisis in Ukraine continues to wreak havoc on energy markets and the global economy, which depends on access to affordable energy. The United States, with our abundance of natural gas, is well positioned to bring energy security to nations in need while at the same time reducing emissions, so long as we have comprehensive energy policies that allow us to build the infrastructure to connect these low cost supplies to growing demand here at home and abroad. If we don’t deal with permitting reform, we will continue to see higher utility bills at home and the unnecessary destruction of our allies' economies.

Armstrong added, “Williams is executing a number of high-return growth projects across our portfolio to meet growing long-term natural gas demand domestically and around the world. As we bring this critical infrastructure on line to meet growing demand, we expect to see continued earnings growth and value creation for our shareholders."

Williams Summary Financial Information	3Q				Year to Date
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2022		2021		2022		2021

GAAP Measures
Net Income	$599		$164		$1,378		$893
Net Income Per Share	$0.49		$0.13		$1.13		$0.73
Cash Flow From Operations	$1,490		$834		$3,670		$2,806

Non-GAAP Measures (1)
Adjusted EBITDA	$1,637		$1,420		$4,644		$4,152
Adjusted Net Income	$592		$426		$1,575		$1,182
Adjusted Earnings Per Share	$0.48		$0.35		$1.29		$0.96
Available Funds from Operations	$1,241		$1,080		$3,561		$3,028
Dividend Coverage Ratio	2.40	x	2.17	x	2.29	x	2.03	x

Other
Debt-to-Adjusted EBITDA at Quarter End (2)	3.68x		4.04	x
Capital Investments (3) (4) (5)	$526		$469		$1,271		$1,206

(1) Schedules reconciling Adjusted Net Income, Adjusted EBITDA, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(2) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand, and Adjusted EBITDA reflects the sum of the last four quarters.

(3) Capital Investments includes increases to property, plant, and equipment (growth & maintenance capital), purchases of businesses, net of cash acquired, purchases of and contributions to equity-method investments and purchases of other long-term investments.

(4) Year-to-date 2022 excludes $933 million for purchase of the Trace Midstream Haynesville gathering assets, which closed April 29, 2022.
(5) Third quarter and year-to-date 2022 exclude $424 million for purchase of the NorTex Midstream assets, which closed August 31, 2022.

GAAP Measures
Third-quarter 2022 net income increased by $435 million compared to the prior year reflecting the benefit of higher service revenues from commodity-based rates, higher Haynesville gathering volumes including the Trace Acquisition, and Transco’s Leidy South project being in service, higher results from our upstream operations, as well as a favorable change of $344 million in net unrealized gains/losses on commodity derivatives. These improvements were partially offset by higher operating and administrative expenses, including higher employee-related costs. The tax provision increased due to higher pretax income, partially offset by the net benefit from a reduction in our estimated state deferred income tax rate.

Year-to-date 2022 net income increased by $485 million compared to the prior year reflecting the benefit of higher service revenues as described above, higher results from our upstream operations, and higher commodity margins. These improvements were partially offset by increased intangible asset amortization, higher operating and administrative expenses driven by the increased scale of our upstream operations and higher employee-related costs, including costs from the Sequent acquisition for the full 2022 period, and the absence of a $77 million favorable impact in 2021 from Winter Storm Uri. The tax provision changed favorably as the impact of higher pretax income was more than offset by $134 million associated with the release of valuation allowances on deferred income tax assets and federal income tax settlements in the second quarter and the net benefit from a lower estimated state deferred income tax rate in the third quarter.

Cash flow from operations for the third quarter of 2022 increased as compared to 2021 primarily due to favorable changes in margin deposits associated with commodity derivatives, favorable net changes in working capital, higher operating results exclusive of non-cash items, and higher distributions from equity-method investments. Year-to-date cash flow from operations also increased compared to 2021 driven by similar factors.

Non-GAAP Measures
Third-quarter 2022 Adjusted EBITDA increased by $217 million over the prior year, driven by the previously described benefits from service revenues and upstream operations, partially offset by higher operating and administrative costs. Year-to-date 2022 Adjusted EBITDA increased by $492 million over the prior year due to similar drivers and higher commodity margins, but also reflecting the absence of the favorable impact in 2021 from Winter Storm Uri.

Third-quarter 2022 Adjusted Income improved by $166 million over the prior year, driven by the previously described impacts to net income, adjusted primarily to remove the effects of net unrealized gains/losses on commodity derivatives, amortization of certain assets from the Sequent acquisition, certain regulatory charges, and favorable income tax benefits. Year-to-date 2022 Adjusted Income improved by $393 million over the prior year for similar reasons.

Third-quarter 2022 Available Funds From Operations (AFFO) increased by $161 million compared to the prior year primarily due to higher operating results exclusive of non-cash items and higher distributions from equity-method investments. Year-to-date 2022 AFFO increased by $533 million reflecting similar drivers.

Business Segment Results & Form 10-Q
Williams' operations are comprised of the following reportable segments: Transmission & Gulf of Mexico, Northeast G&P, West and Gas & NGL Marketing Services, as well as Other. For more information, see the company's third-quarter 2022 Form 10-Q.

	Third Quarter						Year to Date
Amounts in millions	Modified EBITDA			Adjusted EBITDA			Modified EBITDA			Adjusted EBITDA
	3Q 2022	3Q 2021	Change	3Q 2022	3Q 2021	Change	2022	2021	Change	2022	2021	Change
Transmission & Gulf of Mexico	$638	$630	$8	$671	$630	$41	$1,987	$1,936	$51	$2,020	$1,938	$82
Northeast G&P	464	442	22	464	442	22	1,332	1,253	79	1,332	1,253	79
West	337	257	80	337	257	80	885	702	183	893	702	191
Gas & NGL Marketing Services	20	(262)	282	38	34	4	(249)	(161)	(88)	109	135	(26)
Other	140	38	102	127	57	70	284	91	193	290	124	166
Total	$1,599	$1,105	$494	$1,637	$1,420	$217	$4,239	$3,821	$418	$4,644	$4,152	$492

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Transmission & Gulf of Mexico
Third-quarter and year-to-date 2022 Modified and Adjusted EBITDA improved compared to the prior year driven by higher service revenues from Transco’s Leidy South expansion project and reduced hurricane impacts in the Gulf Coast region, partially offset by higher operating and administrative costs. Modified EBITDA for the 2022 periods was further impacted by certain regulatory and abandonment charges which are excluded from Adjusted EBITDA.

Northeast G&P
Third-quarter 2022 Modified and Adjusted EBITDA increased over the prior year driven by higher service revenues from Ohio Valley Midstream, partially offset by higher operating and administrative costs. Contributions from equity-investees increased reflecting higher commodity-based rates partially offset lower cost-of-service rates and volumes.

Both Modified and Adjusted EBITDA also improved for the year-to-date 2022 period, driven by Ohio Valley Midstream and gathering rate escalations, partially offset by higher operating and administrative costs. Net equity-investee contributions increased as previously described.

West
Third-quarter and year-to-date 2022 Modified and Adjusted EBITDA increased compared to the prior year benefiting from higher commodity-based rates and higher Haynesville gathering volumes including contributions from Trace Midstream acquired in April, partially offset by higher operating and administrative costs.

Gas & NGL Marketing Services
Third-quarter 2022 Modified EBITDA improved from the prior year primarily reflecting a $299 million net favorable change in unrealized gains/losses on commodity derivatives, which is excluded from Adjusted EBITDA. Both measures reflected stable commodity margins which included write-downs of inventory to lower period-end market prices, as well as higher administrative costs.

Year-to-date 2022 Modified EBITDA declined from the prior year primarily reflecting a $43 million net unfavorable change in unrealized loss on commodity derivatives, which is excluded from Adjusted EBITDA. Both measures were also impacted by higher commodity margins which included the impact of write-downs of inventory to lower period-end market prices, more than offset by the absence of a $58 million favorable impact in 2021 from Winter Storm Uri and higher administrative costs associated with the Sequent business acquired in July 2021.

Other
Third-quarter 2022 Modified EBITDA improved compared to the prior year primarily reflecting higher prices and volumes from our upstream operations and a $44 million net favorable change in unrealized gains/losses on commodity derivatives related to our upstream operations, which is excluded from Adjusted EBITDA.

Year-to-date 2022 Modified EBITDA also improved compared to the prior year primarily reflecting higher prices and volumes from our upstream operations and a $30 million net favorable change in unrealized gain/loss on commodity derivatives related to our upstream operations, which is excluded from Adjusted EBITDA. Both measures were also impacted by the absence of a $22 million favorable impact in 2021 from Winter Storm Uri.

2022 Financial Guidance
The company continues to expect 2022 Adjusted EBITDA near the high end of its previously announced guidance range of $6.1 billion and $6.4 billion. The company is also maintaining guidance for 2022 growth capital expenditures between $1.25 billion to $1.35 billion, which excludes approximately $1.5 billion in total acquisitions and follow-on expenditures for Trace Midstream and NorTex Midstream assets. The company is reaffirming maintenance capital expenditures between $650 million and $750 million, which includes capital for emissions reduction and modernization initiatives. Williams anticipates achieving a leverage ratio (net debt-to-Adjusted EBITDA) of approximately 3.6x, below the original guidance of 3.8x.

Williams' Third-Quarter 2022 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams third-quarter 2022 earnings presentation will be posted at www.williams.com. The company’s third-quarter 2022 earnings conference call and webcast with analysts and investors is scheduled for Tuesday, Nov. 1, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Participants who wish to join the call by phone must register using the following link: https://conferencingportals.com/event/MTgNWtxQ.

A webcast link to the conference call is available on Williams' Investor Relations website. A replay of the webcast will be available on the website for at least 90 days following the event.

About Williams
As the world demands reliable, low-cost, low-carbon energy, Williams (NYSE: WMB) will be there with the best transport, storage and delivery solutions to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation, storage, wholesale marketing and trading of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. Learn how the company is leveraging its nationwide footprint to incorporate clean hydrogen, next generation gas and other innovations at www.williams.com.

The Williams Companies, Inc.
Consolidated Statement of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Millions, except per-share amounts)
Revenues:
Service revenues	$1,685	$1,506	$4,828	$4,418
Service revenues – commodity consideration	60	64	223	164
Product sales	1,260	1,296	3,475	3,229
Net gain (loss) on commodity derivatives	16	(391)	(491)	(441)
Total revenues	3,021	2,475	8,035	7,370
Costs and expenses:
Product costs	990	1,043	2,650	2,672
Net processing commodity expenses	29	28	99	67
Operating and maintenance expenses	486	409	1,345	1,148
Depreciation and amortization expenses	500	487	1,504	1,388
Selling, general, and administrative expenses	163	152	477	389
Other (income) expense – net	33	1	14	12
Total costs and expenses	2,201	2,120	6,089	5,676
Operating income (loss)	820	355	1,946	1,694
Equity earnings (losses)	193	157	492	423
Other investing income (loss) – net	1	2	4	6
Interest incurred	(296)	(295)	(871)	(892)
Interest capitalized	5	3	13	8
Other income (expense) – net	(6)	4	5	4
Income (loss) before income taxes	717	226	1,589	1,243
Less: Provision (benefit) for income taxes	96	53	169	313
Net income (loss)	621	173	1,420	930
Less: Net income (loss) attributable to noncontrolling interests	21	8	40	35
Net income (loss) attributable to The Williams Companies, Inc.	600	165	1,380	895
Less: Preferred stock dividends	1	1	2	2
Net income (loss) available to common stockholders	$599	$164	$1,378	$893
Basic earnings (loss) per common share:
Net income (loss)	$.49	$.14	$1.13	$.74
Weighted-average shares (thousands)	1,218,964	1,215,434	1,218,202	1,215,113
Diluted earnings (loss) per common share:
Net income (loss)	$.49	$.13	$1.13	$.73
Weighted-average shares (thousands)	1,222,472	1,217,979	1,222,153	1,217,558

The Williams Companies, Inc.
Consolidated Balance Sheet
(Unaudited)

	September 30, 2022	December 31, 2021
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$859	$1,680
Trade accounts and other receivables	2,674	1,986
Allowance for doubtful accounts	(15)	(8)
Trade accounts and other receivables – net	2,659	1,978
Inventories	447	379
Derivative assets	201	301
Other current assets and deferred charges	272	211
Total current assets	4,438	4,549
Investments	5,066	5,127
Property, plant, and equipment	46,186	44,184
Accumulated depreciation and amortization	(15,848)	(14,926)
Property, plant, and equipment – net	30,338	29,258
Intangible assets – net of accumulated amortization	7,493	7,402
Regulatory assets, deferred charges, and other	1,337	1,276
Total assets	$48,672	$47,612
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,613	$1,746
Accrued liabilities	1,527	1,201
Long-term debt due within one year	877	2,025
Total current liabilities	5,017	4,972
Long-term debt	22,530	21,650
Deferred income tax liabilities	2,637	2,453
Regulatory liabilities, deferred income, and other	4,578	4,436
Contingent liabilities and commitments
Equity:
Stockholders’ equity:
Preferred stock ($1 par value; 30 million shares authorized at September 30, 2022 and December 31, 2021; 35,000 shares issued at September 30, 2022 and December 31, 2021)	35	35
Common stock ($1 par value; 1,470 million shares authorized at September 30, 2022 and December 31, 2021; 1,253 million shares issued at September 30, 2022 and 1,250 million shares issued at December 31, 2021)	1,253	1,250
Capital in excess of par value	24,527	24,449
Retained deficit	(13,419)	(13,237)
Accumulated other comprehensive income (loss)	(27)	(33)
Treasury stock, at cost (35 million shares of common stock)	(1,050)	(1,041)
Total stockholders’ equity	11,319	11,423
Noncontrolling interests in consolidated subsidiaries	2,591	2,678
Total equity	13,910	14,101
Total liabilities and equity	$48,672	$47,612

The Williams Companies, Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$1,420	$930
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	1,504	1,388
Provision (benefit) for deferred income taxes	182	313
Equity (earnings) losses	(492)	(423)
Distributions from unconsolidated affiliates	688	574
Net unrealized (gain) loss from derivative instruments	329	317
Amortization of stock-based awards	58	60
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(672)	(538)
Inventories	(76)	(112)
Other current assets and deferred charges	(62)	(67)
Accounts payable	743	570
Accrued liabilities	167	67
Changes in current and noncurrent derivative assets and liabilities	86	(267)
Other, including changes in noncurrent assets and liabilities	(205)	(6)
Net cash provided (used) by operating activities	3,670	2,806
FINANCING ACTIVITIES:
Proceeds from long-term debt	1,752	898
Payments of long-term debt	(2,019)	(887)
Proceeds from issuance of common stock	53	6
Common dividends paid	(1,553)	(1,494)
Dividends and distributions paid to noncontrolling interests	(141)	(135)
Contributions from noncontrolling interests	15	6
Payments for debt issuance costs	(14)	(7)
Other – net	(49)	(13)
Net cash provided (used) by financing activities	(1,956)	(1,626)
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(1,447)	(957)
Dispositions – net	(19)	5
Contributions in aid of construction	8	46
Purchases of businesses, net of cash acquired	(933)	(126)
Purchases of and contributions to equity-method investments	(140)	(79)
Other – net	(4)	3
Net cash provided (used) by investing activities	(2,535)	(1,108)
Increase (decrease) in cash and cash equivalents	(821)	72
Cash and cash equivalents at beginning of year	1,680	142
Cash and cash equivalents at end of period	$859	$214
_____________
(1) Increases to property, plant, and equipment	$(1,549)	$(1,001)
Changes in related accounts payable and accrued liabilities	102	44
Capital expenditures	$(1,447)	$(957)

Transmission & Gulf of Mexico
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Regulated interstate natural gas transportation, storage, and other revenues (1)	$708	$693	$706	$739	$2,846	$730	$717	$734	$2,181
Gathering, processing, storage and transportation revenues	86	90	74	94	344	82	84	99	265
Other fee revenues (1)	4	4	5	5	18	5	5	4	14
Commodity margins	8	7	8	12	35	15	11	10	36
Net unrealized gain (loss) from derivative instruments	—	—	—	—	—	—	—	1	1
Operating and administrative costs (1)	(198)	(197)	(215)	(226)	(836)	(202)	(227)	(238)	(667)
Other segment income (expenses) - net (1)	5	5	7	16	33	19	17	(22)	14
Impairment of certain assets	—	(2)	—	—	(2)	—	—	—	—
Proportional Modified EBITDA of equity-method investments	47	46	45	45	183	48	45	50	143
Modified EBITDA	660	646	630	685	2,621	697	652	638	1,987
Adjustments	—	2	—	—	2	—	—	33	33
Adjusted EBITDA	$660	$648	$630	$685	$2,623	$697	$652	$671	$2,020

Statistics for Operated Assets
Natural Gas Transmission
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (Tbtu)	14.1	13.1	13.8	14.2	13.8	15.0	13.5	14.7	14.4
Avg. daily firm reserved capacity (Tbtu)	18.6	18.3	18.7	19.2	18.7	19.3	19.1	19.2	19.2
Northwest Pipeline LLC
Avg. daily transportation volumes (Tbtu)	2.8	2.2	2.0	2.6	2.4	2.8	2.1	2.0	2.3
Avg. daily firm reserved capacity (Tbtu)	3.8	3.8	3.8	3.8	3.8	3.8	3.8	3.8	3.8
Gulfstream - Non-consolidated
Avg. daily transportation volumes (Tbtu)	1.0	1.2	1.3	1.1	1.2	0.9	1.3	1.4	1.2
Avg. daily firm reserved capacity (Tbtu)	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.4	1.3
Gathering, Processing, and Crude Oil Transportation
Consolidated (2)
Gathering volumes (Bcf/d)	0.28	0.31	0.25	0.29	0.28	0.30	0.28	0.29	0.29
Plant inlet natural gas volumes (Bcf/d)	0.46	0.41	0.44	0.48	0.45	0.48	0.46	0.49	0.48
NGL production (Mbbls/d)	29	26	28	33	29	31	31	26	29
NGL equity sales (Mbbls/d)	7	5	6	7	6	7	7	4	6
Crude oil transportation volumes (Mbbls/d)	130	151	120	135	134	110	124	125	120
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.36	0.40	0.29	0.36	0.35	0.39	0.37	0.41	0.39
Plant inlet natural gas volumes (Bcf/d)	0.37	0.40	0.29	0.36	0.35	0.38	0.37	0.41	0.39
NGL production (Mbbls/d)	28	31	21	27	27	28	26	29	28
NGL equity sales (Mbbls/d)	9	11	6	7	8	8	6	7	7

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments.

Northeast G&P
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Gathering, processing, transportation, and fractionation revenues	$311	$315	$340	$342	$1,308	$323	$350	$354	$1,027
Other fee revenues (1)	25	25	26	27	103	27	27	27	81
Commodity margins	3	—	(2)	4	5	6	1	3	10
Operating and administrative costs (1)	(89)	(86)	(94)	(103)	(372)	(85)	(102)	(101)	(288)
Other segment income (expenses) - net	(1)	(7)	(3)	(3)	(14)	(3)	—	(1)	(4)
Proportional Modified EBITDA of equity-method investments	153	162	175	192	682	150	174	182	506
Modified EBITDA	402	409	442	459	1,712	418	450	464	1,332
Adjustments	—	—	—	—	—	—	—	—	—
Adjusted EBITDA	$402	$409	$442	$459	$1,712	$418	$450	$464	$1,332

Statistics for Operated Assets and Blue Racer Midstream
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	4.19	4.10	4.26	4.38	4.24	4.03	4.19	4.22	4.15
Plant inlet natural gas volumes (Bcf/d)	1.41	1.62	1.64	1.62	1.57	1.46	1.70	1.74	1.63
NGL production (Mbbls/d)	102	115	121	120	115	110	118	125	118
NGL equity sales (Mbbls/d)	1	1	—	1	1	2	1	1	1
Non-consolidated (3)
Gathering volumes (Bcf/d)	6.62	6.76	6.92	6.84	6.79	6.62	6.76	6.58	6.65
Plant inlet natural gas volumes (Bcf/d)	0.87	0.87	0.79	0.73	0.82	0.66	0.76	0.66	0.69
NGL production (Mbbls/d)	60	58	56	51	56	50	53	45	50
NGL equity sales (Mbbls/d)	8	6	6	6	6	4	3	2	3

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub, all of which are consolidated.
(3) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership; and the Bradford Supply Hub and the Marcellus South Supply Hub within the Appalachia Midstream Services partnership. Also all periods include Blue Racer Midstream.

West
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Net gathering, processing, transportation, storage, and fractionation revenues	$269	$285	$302	$313	$1,169	$317	$360	397	$1,074
Other fee revenues (1)	6	4	4	7	21	6	6	6	18
Commodity margins	31	26	21	22	100	23	25	27	75
Operating and administrative costs (1)	(109)	(113)	(108)	(112)	(442)	(112)	(133)	(128)	(373)
Other segment income (expenses) - net	—	(1)	11	(2)	8	(1)	(1)	(6)	(8)
Proportional Modified EBITDA of equity-method investments	25	22	27	31	105	27	31	41	99
Modified EBITDA	222	223	257	259	961	260	288	337	885
Adjustments	—	—	—	—	—	—	8	—	8
Adjusted EBITDA	$222	$223	$257	$259	$961	$260	$296	$337	$893

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d) (3)	3.11	3.21	3.31	3.36	3.25	3.47	5.14	5.20	5.09
Plant inlet natural gas volumes (Bcf/d)	1.20	1.20	1.29	1.22	1.23	1.13	1.14	1.21	1.16
NGL production (Mbbls/d)	36	39	49	43	41	47	49	45	47
NGL equity sales (Mbbls/d)	13	16	19	15	16	17	18	13	16
Non-consolidated (4)
Gathering volumes (Bcf/d)	0.27	0.30	0.28	0.28	0.29	0.28	0.28	0.29	0.29
Plant inlet natural gas volumes (Bcf/d)	0.27	0.30	0.28	0.28	0.28	0.27	0.28	0.29	0.28
NGL production (Mbbls/d)	24	32	32	32	29	31	32	34	33
NGL and Crude Oil Transportation volumes (Mbbls/d) (5)	85	101	119	132	109	118	144	172	145

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges. Also, Operating and administrative costs increased in 2021, particularly in third quarter and fourth quarter, due to higher incentive and equity compensation expense.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with the Trace Acquisition gathering assets after the purchase on April 29, 2022. Average volumes for these assets were calculated over the period owned.
(4) Includes 100% of the volumes associated with operated equity-method investments, including Rocky Mountain Midstream.
(5) Includes 100% of the volumes associated with operated equity-method investments, including the Overland Pass Pipeline Company and Rocky Mountain Midstream.

Gas & NGL Marketing Services
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Commodity margins	$95	$13	$46	$11	$165	$100	$23	$39	$162
Other fee revenues	1	1	—	1	3	1	—	1	2
Net unrealized gain (loss) from derivative instruments	—	(3)	(294)	188	(109)	(57)	(288)	5	(340)
Operating and administrative costs	(3)	(3)	(14)	(17)	(37)	(31)	(23)	(24)	(78)
Other segment income (expenses) - net	—	—	—	—	—	—	6	(1)	5
Modified EBITDA	93	8	(262)	183	22	13	(282)	20	(249)
Adjustments (1)	—	—	296	(172)	124	52	288	18	358
Adjusted EBITDA	$93	$8	$34	$11	$146	$65	$6	$38	$109

Statistics
Product Sales Volumes
Natural Gas (Bcf/d)(2)	1.05	0.94	7.98	7.71	7.70	7.96	6.66	7.11	7.25
NGLs (Mbbls/d)	233	216	229	229	227	246	234	267	249

(1) 2022 Adjustments for Gas & NGL Marketing Services includes the impact of volatility on NGL linefill transactions. Had this adjustment been made in 2021, Adjusted EBITDA would have been reduced by ($15), ($5), ($15), $1, and ($34) for the 1st, 2nd, 3rd, and 4th quarters, and full year period, respectively.
(2) Includes 100% of the volumes associated with the Sequent Acquisition after the purchase on July 1, 2021. Average volumes were calculated over the period owned.

Other
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Service revenues	$7	$8	$8	$9	$32	$9	$7	$6	$22
Net realized product sales	56	49	105	103	313	96	142	180	418
Net unrealized gain (loss) from derivative instruments	—	(5)	(15)	20	—	(66)	47	29	10
Operating and administrative costs	(25)	(26)	(58)	(43)	(152)	(33)	(57)	(62)	(152)
Other segment income (expenses) - net	(5)	(6)	(2)	(2)	(15)	(1)	—	(13)	(14)
Modified EBITDA	33	20	38	87	178	5	139	140	284
Adjustments	5	9	19	(18)	15	66	(47)	(13)	6
Adjusted EBITDA	$38	$29	$57	$69	$193	$71	$92	$127	$290

Statistics
Net Product Sales Volumes
Natural Gas (Bcf/d)	0.07	0.14	0.17	0.14	0.13	0.12	0.19	0.27	0.19
NGLs (Mbbls/d)	2	6	8	8	6	7	7	8	7
Oil (Mbbls/d)	1	2	3	3	2	2	3	2	2

Capital Expenditures and Investments
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Capital expenditures:
Transmission & Gulf of Mexico	$109	$209	$172	$173	$663	$125	$129	$637	$891
Northeast G&P	40	46	41	22	149	40	30	52	122
West	33	76	49	45	203	61	82	94	237
Other	78	94	10	42	224	65	74	58	197
Total (1)	$260	$425	$272	$282	$1,239	$291	$315	$841	$1,447

Purchases of and contributions to equity-method investments:
Transmission & Gulf of Mexico	$3	$6	$5	$12	$26	$16	$26	$11	$53
Northeast G&P	11	24	30	24	89	32	18	28	78
Other	—	—	—	—	—	8	—	1	9
Total	$14	$30	$35	$36	$115	$56	$44	$40	$140

Summary:
Transmission & Gulf of Mexico	$112	$215	$177	$185	$689	$141	$155	$648	$944
Northeast G&P	51	70	71	46	238	72	48	80	200
West	33	76	49	45	203	61	82	94	237
Other	78	94	10	42	224	73	74	59	206
Total	$274	$455	$307	$318	$1,354	$347	$359	$881	$1,587

Capital investments:
Increases to property, plant, and equipment	$263	$430	$308	$304	$1,305	$260	$382	$907	$1,549
Purchases of businesses, net of cash acquired	—	—	126	25	151	—	933	—	933
Purchases of and contributions to equity-method investments	14	30	35	36	115	56	44	40	140
Purchases of other long-term investments	—	—	—	6	6	—	3	3	6
Total	$277	$460	$469	$371	$1,577	$316	$1,362	$950	$2,628

(1) Increases to property, plant, and equipment	$263	$430	$308	$304	$1,305	$260	$382	$907	$1,549
Changes in related accounts payable and accrued liabilities	(3)	(5)	(36)	(22)	(66)	31	(67)	(66)	(102)
Capital expenditures	$260	$425	$272	$282	$1,239	$291	$315	$841	$1,447

Contributions from noncontrolling interests	$2	$4	$—	$3	$9	$3	$5	$7	$15
Contributions in aid of construction	$19	$17	$10	$6	$52	$(3)	$9	$2	$8
Proceeds from disposition of equity-method investments	$—	$1	$—	$—	$1	$—	$—	$7	$7

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income and adjusted earnings per share. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Available funds from operations is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2021					2022
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$425	$304	$164	$621	$1,514	$379	$400	$599	$1,378

Income (loss) - diluted earnings (loss) per common share (1)	$.35	$.25	$.13	$.51	$1.24	$.31	$.33	$.49	$1.13
Adjustments:
Transmission & Gulf of Mexico
Loss related to Eminence storage cavern abandonments	$—	$—	$—	$—	$—	$—	$—	$19	$19
Regulatory liability charges associated with decrease in Transco’s estimated deferred state income tax rate	—	—	—	—	—	—	—	15	15
Net unrealized (gain) loss from derivative instruments	—	—	—	—	—	—	—	(1)	(1)
Impairment of certain assets	—	2	—	—	2	—	—	—	—
Total Transmission & Gulf of Mexico adjustments	—	2	—	—	2	—	—	33	33
West
Trace acquisition costs	—	—	—	—	—	—	8	—	8
Total West adjustments	—	—	—	—	—	—	8	—	8
Gas & NGL Marketing Services
Amortization of purchase accounting inventory fair value adjustment	—	—	2	16	18	15	—	—	15
Impact of volatility on NGL linefill transactions (2)	—	—	—	—	—	(20)	—	23	3
Net unrealized (gain) loss from derivative instruments	—	—	294	(188)	106	57	288	(5)	340
Total Gas & NGL Marketing Services adjustments	—	—	296	(172)	124	52	288	18	358
Other
Regulatory liability charge associated with decrease in Transco’s estimated deferred state income tax rate	—	—	—	—	—	—	—	5	5
Expenses associated with Sequent acquisition and transition	—	—	3	2	5	—	—	—	—
Net unrealized (gain) loss from derivative instruments	—	4	16	(20)	—	66	(47)	(29)	(10)
Accrual for loss contingencies	5	5	—	—	10	—	—	11	11
Total Other adjustments	5	9	19	(18)	15	66	(47)	(13)	6
Adjustments included in Modified EBITDA	5	11	315	(190)	141	118	249	38	405
Adjustments below Modified EBITDA
Accelerated depreciation for decommissioning assets	—	20	13	—	33	—	—	—	—
Amortization of intangible assets from Sequent acquisition	—	—	21	(3)	18	42	41	42	125
Depreciation adjustment related to Eminence storage cavern abandonments	—	—	—	—	—	—	—	(1)	(1)
	—	20	34	(3)	51	42	41	41	124
Total adjustments	5	31	349	(193)	192	160	290	79	529
Less tax effect for above items	(1)	(8)	(87)	48	(48)	(40)	(72)	(17)	(129)
Adjustments for tax-related items (3)	—	—	—	—	—	—	(134)	(69)	(203)
Adjusted income available to common stockholders	$429	$327	$426	$476	$1,658	$499	$484	$592	$1,575
Adjusted income - diluted earnings per common share (1)	$.35	$.27	$.35	$.39	$1.36	$.41	$.40	$.48	$1.29
Weighted-average shares - diluted (thousands)	1,217,211	1,217,476	1,217,979	1,221,454	1,218,215	1,221,279	1,222,694	1,222,472	1,222,153
(1) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(2) Had this adjustment been made in 2021, the Gas & NGL Marketing segment would have included adjustments of ($15), ($5), ($15), $1, and ($34) for the 1st, 2nd, 3rd, and 4th quarters, and full year period, respectively. This would have reduced Adjusted income – diluted earnings per common share by $0.01, $0.01, and $0.02 for the 1st and 3rd quarters, and full year period, respectively.

(3) The second quarter of 2022 includes adjustments for the reversal of valuation allowance due to the expected utilization of certain deferred income tax assets and previously unrecognized tax benefits from the resolution of certain federal income tax audits. The third quarter of 2022 includes an unfavorable adjustment to reverse the net benefit primarily associated with a significant decrease in our estimated deferred state income tax rate, partially offset by an unfavorable revision to a state net operating loss carryforward.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2021					2022
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Net income (loss)	$435	$322	$173	$632	$1,562	$392	$407	$621	$1,420
Provision (benefit) for income taxes	141	119	53	198	511	118	(45)	96	169
Interest expense	294	298	292	295	1,179	286	281	291	858
Equity (earnings) losses	(131)	(135)	(157)	(185)	(608)	(136)	(163)	(193)	(492)
Other investing (income) loss - net	(2)	(2)	(2)	(1)	(7)	(1)	(2)	(1)	(4)
Proportional Modified EBITDA of equity-method investments	225	230	247	268	970	225	250	273	748
Depreciation and amortization expenses	438	463	487	454	1,842	498	506	500	1,504
Accretion expense associated with asset retirement obligations for nonregulated operations	10	11	12	12	45	11	13	12	36
Modified EBITDA	$1,410	$1,306	$1,105	$1,673	$5,494	$1,393	$1,247	$1,599	$4,239

Transmission & Gulf of Mexico	$660	$646	$630	$685	$2,621	$697	$652	$638	$1,987
Northeast G&P	402	409	442	459	1,712	418	450	464	1,332
West	222	223	257	259	961	260	288	337	885
Gas & NGL Marketing Services	93	8	(262)	183	22	13	(282)	20	(249)
Other	33	20	38	87	178	5	139	140	284
Total Modified EBITDA	$1,410	$1,306	$1,105	$1,673	$5,494	$1,393	$1,247	$1,599	$4,239

Adjustments (1):
Transmission & Gulf of Mexico	$—	$2	$—	$—	$2	$—	$—	$33	$33
West	—	—	—	—	—	—	8	—	8
Gas & NGL Marketing Services(2)	—	—	296	(172)	124	52	288	18	358
Other	5	9	19	(18)	15	66	(47)	(13)	6
Total Adjustments	$5	$11	$315	$(190)	$141	$118	$249	$38	$405

Adjusted EBITDA:
Transmission & Gulf of Mexico	$660	$648	$630	$685	$2,623	$697	$652	$671	$2,020
Northeast G&P	402	409	442	459	1,712	418	450	464	1,332
West	222	223	257	259	961	260	296	337	893
Gas & NGL Marketing Services	93	8	34	11	146	65	6	38	109
Other	38	29	57	69	193	71	92	127	290
Total Adjusted EBITDA	$1,415	$1,317	$1,420	$1,483	$5,635	$1,511	$1,496	$1,637	$4,644

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income," which is also included in these materials.
(2) 2022 Adjustments for Gas & NGL Marketing Services includes the impact of volatility on NGL linefill transactions. Had this adjustment been made in 2021, Adjusted EBITDA would have been reduced by ($15), ($5), ($15), $1, and ($34) for the 1st, 2nd, 3rd, and 4th quarters, and full year period, respectively.

Reconciliation of Cash Flow from Operating Activities to Available Funds from Operations (AFFO)
(UNAUDITED)
	2021					2022
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

The Williams Companies, Inc.
Reconciliation of GAAP "Net cash provided (used) by operating activities" to Non-GAAP "Available funds from operations"

Net cash provided (used) by operating activities	$915	$1,057	$834	$1,139	$3,945	$1,082	$1,098	$1,490	$3,670
Exclude: Cash (provided) used by changes in:
Accounts receivable	59	(9)	488	7	545	3	794	(125)	672
Inventories	8	50	54	12	124	(178)	177	77	76
Other current assets and deferred charges	6	50	11	(4)	63	65	(50)	47	62
Accounts payable	(38)	(56)	(476)	(73)	(643)	138	(828)	(53)	(743)
Accrued liabilities	116	(130)	(53)	9	(58)	149	(125)	(191)	(167)
Changes in current and noncurrent derivative assets and liabilities	6	25	236	10	277	(101)	52	(37)	(86)
Other, including changes in noncurrent assets and liabilities	10	(31)	27	(5)	1	67	65	73	205
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)	—	(1)	(2)
Dividends and distributions paid to noncontrolling interests	(54)	(41)	(40)	(52)	(187)	(37)	(58)	(46)	(141)
Contributions from noncontrolling interests	2	4	—	3	9	3	5	7	15
Available funds from operations	$1,029	$919	$1,080	$1,045	$4,073	$1,190	$1,130	$1,241	$3,561

Common dividends paid	$498	$498	$498	$498	$1,992	$518	$517	$518	$1,553

Coverage ratio:
Available funds from operations divided by Common dividends paid	2.07	1.85	2.17	2.10	2.04	2.30	2.19	2.40	2.29

Reconciliation of Net Income (Loss) to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)

	2022 Guidance
(Dollars in millions, except per-share amounts and coverage ratio)	Low	Mid	High

Net income (loss)	$1,754	$1,854	$1,954
Provision (benefit) for income taxes	400	450	500
Interest expense		1,145
Equity (earnings) losses		(610)
Proportional Modified EBITDA of equity-method investments		960
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations		2,075
Other		9
Modified EBITDA	$5,733	$5,883	$6,033
EBITDA Adjustments		367
Adjusted EBITDA	$6,100	$6,250	$6,400

Net income (loss)	$1,754	$1,854	$1,954
Less: Net income (loss) attributable to noncontrolling interests & preferred dividends		70
Net income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$1,684	$1,784	$1,884

Adjustments:
Adjustments included in Modified EBITDA (1)		367
Adjustments below Modified EBITDA (2)		167
Allocation of adjustments to noncontrolling interests		—
Total adjustments		534
Less tax effect for above items		(268)
Adjusted income available to common stockholders	$1,950	$2,050	$2,150
Adjusted diluted earnings per common share	$1.59	$1.67	$1.76
Weighted-average shares - diluted (millions)		1,224

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital, changes in current and noncurrent derivative assets and liabilities, and changes in other, including changes in noncurrent assets and liabilities)	$4,760	$4,910	$5,060
Preferred dividends paid		(3)
Dividends and distributions paid to noncontrolling interests		(200)
Contributions from noncontrolling interests		43
Available funds from operations (AFFO)	$4,600	$4,750	$4,900
AFFO per common share	$3.76	$3.88	$4.00
Common dividends paid		$2,075
Coverage Ratio (AFFO/Common dividends paid)	2.22x	2.29x	2.36x

(1) Includes 1Q & 2Q adjustments of $367 million included in Modified EBITDA.
(2) Includes amortization of Sequent intangible asset of $167 million.

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of our business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Seasonality of certain business components;

•Natural gas, natural gas liquids and crude oil prices, supply, and demand;

•Demand for our services;

•The impact of the coronavirus (COVID-19) pandemic.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•Our exposure to the credit risk of our customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•Whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•Whether we will be able to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises, including COVID-19;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation, including the Russian invasion of Ukraine;

•Changes in U.S. governmental administration and policies;

•Whether we are able to pay current and expected levels of dividends;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see (a) Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 28, 2022, and (b) Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended March 31, 2022.

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